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                                                           Exhibit 10.1(aa)

                      STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is made as of the 31st day of March, 2000, by and among SAUER, INC., a Delaware corporation (the "Company"), and TONIO
P. BARLAGE AND MARIA BARLAGE, husband and wife ("Sellers").

     Sellers own 600,000 shares (the "Shares") of capital stock of the Company. Tonio P. Barlage and the Company are parties to that certain Termination Agreement dated of even date herewith, pursuant to which they have agreed that Sellers will sell, and the Company will purchase, the Shares upon the terms set forth in this Agreement.

     The parties, intending to be legally bound, agree as follows:

     1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, no later than April 10, 2000 (the "Effective Date"), Sellers shall sell the Shares to the Company, and the Company shall purchase the Shares from Sellers for a purchase price per share (the "Purchase Price") equal to the sum of the closing stock price for the Company's common stock as set forth in THE WALL STREET JOURNAL for each trading day during the period January 1, 2000, through March 31, 2000, divided by the number of trading days used to arrive at this sum. For example, if there are 61 trading days during said first quarter and the sum of the closing prices for such trading days as set forth in THE WALL STREET JOURNAL was $793, the Purchase Price would be $13 and the total payment to Sellers would be $7,800,000. Sellers authorize and direct the Company to withhold in accordance with applicable law from any payments made to Sellers under this Agreement all payroll taxes and other payments required to be withheld by the Company under federal, state, or local laws. The determination of the amount of any such withholding shall be made by the Company in its sole discretion. Based on the published closing stock prices, the Purchase Price is $9.5367.

     2. RELEASE. As part of the consideration for the Company's payment of the Purchase Price, Sellers hereby forever release and discharge the Company and its subsidiaries and affiliates and their past and present officers, directors, employees, agents, representatives, stockholders, advisors, counsel, joint venturers, partners, predecessors, successors and assigns, and all other related persons, corporations and other entities who are or might be liable (all of the foregoing collectively referred to as the "Released Parties"), from all claims, rights of action, causes of action, liabilities and demands of every kind and character whatsoever, known or unknown, developed or undeveloped, which Sellers individually or in any and all other capacities, now have or under any circumstances could or might have against any or all of the Released Parties in connection with, arising out of, or regarding in any way Sellers' acquisition, ownership, or disposition of the Shares.

     3. DELIVERIES. On or before the Effective Date, Sellers shall deliver to the Company certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Company, and the Company shall deliver to Sellers the Purchase Price.

     4. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers jointly and severally represent and warrant to the Company that Sellers are the record and beneficial owners and holders of the Shares, free and clear of all liens, pledges, encumbrances, charges, assessments, or claims of any kind

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whatsoever ("Encumbrances") and that Sellers shall deliver to the Company good and marketable title to the Shares, free and clear of all Encumbrances. Sellers will indemnify and hold harmless the Company for, and will pay to the Company the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value arising from or in connection with the breach of the foregoing representations and warranties.

     5. FURTHER ASSURANCES. The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     6. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     7. GOVERNING LAW. This Agreement shall be deemed to have been executed in Ames, Iowa, and the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Iowa applicable to agreements made and to be entirely performed therein, without regard to conflicts of laws principles.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                SAUER INC.



/s/ TONIO P. BARLAGE            By: /s/ DAVID L. PFEIFLE
-----------------------------       ------------------------------------------
TONIO P. BARLAGE                    David L. Pfeifle, Executive Vice President



-----------------------------
MARIA BARLAGE


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